Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS AGREEMENT (the “Agreement”) is made this 31st day of December, 2014 by and between Chanticleer Holdings, Inc., a Delaware corporation ("HOTR"), Dallas Spoon, LLC (“Spoon”), and Express Working Capital, LLC d/b/a CapRock Services (“CRS”) (HOTR, Spoon, and CRS are each a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, Spoon owns and operates the restaurant “Spoon Bar & Kitchen” (the “Restaurant”) located at 8220 Westchester Drive, Ste. B, Dallas, TX 75225 (the “Premises”).

WHEREAS, HOTR, a publically traded company on NASDAQ, is the sole member of Spoon and closed the Restaurant on December 31, 2014.

WHEREAS, CRS and two other entities collectively control 185,000 shares of HOTR common stock and 195,000 five year detachable warrants to purchase one (1) share of common stock of HOTR (collectively, “Parent Units”).

WHEREAS, the Parties desire to enter into this Agreement for the purchase of the assets of Spoon.

IN CONSIDERATION of the mutual promises and covenants contained herein, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

AGREEMENT

I. SALE OF ASSETS

SALE OF SPOON ASSETS: Spoon shall sell, assign, transfer and deliver to CRS, and CRS shall purchase and accept at Closing (as such is defined in section 13.1 hereof), certain assets and properties of Spoon, or in which Spoon has any right, title or interest, of any kind and description, wherever located as follows (the “Assets”):

1.1	TANGIBLE PROPERTY: Spoon shall sell, assign, transfer and deliver to CRS the following property:

(a) All furniture, fixtures, equipment, vehicles, and other tangible personal property ("Furniture, Fixtures and Equipment") owned by Spoon;

(b) All marketable inventory, goods, parts, stock and supplies and other materials necessary in the operation of the business ("Inventory");

(c) Leasehold improvements (“Leasehold Improvements”) performed on or incorporated into the Premises.

1.2	INTANGIBLE PROPERTY: Spoon shall sell, assign, transfer and deliver to CRS the following property:

(a) All intellectual property, Spoon’s URL website address and related website, www.spoonbarandkitchen.com, including its content, the business trade names Dallas Spoon, Spoon, Spoon Bar & Kitchen, and Spoon Bar and Kitchen, wherein Seller shall sell, release, waive and/or transfer any and all rights, title and interest in and to and will not make use of such intangible property after Closing;

(b) All intangible property including, but not limited to, manufacturers’ warranties, customer lists, Company telephone and/or facsimile numbers wherein Seller shall sell, release, waive and/or transfer any and all rights, title, and interest in and to and will not make use of such intangible property after Closing.

(c)	Equipment lease rights (“Equipment Leases”)

(d)	Real Property lease rights (“Property Leases”), including, but not limited to, the lease for the property 8220 Westchester Drive, Ste. B, Dallas, TX 75225.

(e)	Causes of action, claims, including, but not limited to, insurance claims and proceeds of insured losses.

1.3	BILL OF SALE: All Assets referenced herein shall be conveyed and transferred by means of a Bill of Sale, and/or a General Assignment, as is appropriate, wherein Spoon shall warrant that it has good and marketable title to said Assets and that said Assets will be free and clear of all liens, claims and encumbrances of any type.

1.4	NO LIABILITIES: HOTR and Spoon acknowledges and agrees that pursuant to the terms and provisions of this Agreement and under any contract, CRS will not assume any obligation or liability of HOTR, Spoon, or the Assets. In furtherance and not in limitation of the foregoing, neither CRS nor any of their officers, directors, members, managers, subsidiaries, and affiliates shall assume, and shall not be deemed to have assumed, any debt, claim, obligation or other liability of Spoon and HOTR or their owners, officers, directors, and affiliates whatsoever, including, but not limited to the following (collectively, the "Unassumed Liabilities"):

(a)	all obligations, claims, or liabilities of Spoon or any predecessor(s) or affiliate(s) of Spoon that relate to any of the Assets;

(b)	all accounts payable of Spoon, including any accounts payable relating to the Assets;

(c)	all obligations, claims, or liabilities of Spoon or any predecessor(s) or Affiliate(s) of Spoon or for which Spoon or any predecessor(s) or affiliates of Spoon could be liable relating to taxes (including any taxes relating to the Assets for all periods, or portions thereof, ending prior to the Closing Date) and any deferred taxes of any nature;

(d)	all obligations, claims, or liabilities for any legal, accounting, investment banking, brokerage, real estate appraisal, consulting or similar fees or expenses incurred by Spoon in connection with, resulting from or attributable to the transactions contemplated by this Agreement or otherwise;

(e)	all indebtedness of Spoon or any predecessor(s) or affiliate(s) of Spoon, including any indebtedness owed by Spoon to third parties or any other affiliates of Spoon;

(f)	all liabilities and obligations, including any and all proceedings, of Spoon or any predecessor(s) or affiliate(s) of Spoon resulting from, caused by or arising out of the conduct of Spoon or the ownership or lease of any properties or assets by Spoon, whether past, present, future, known or unknown, liquidated or unliquidated, accrued or unaccrued, pending or threatened;

(g)	any liability or obligation arising out of or relating to services and/or products of Spoon;

(h)	any liability or obligation under any contract, agreement, lease, mortgage, indenture or other instrument not assumed by CRS hereunder;

(i)	any liability or obligation under any employment, severance, retention or termination agreement with any employee, consultant or contractor of Spoon;

(j)	any liability for wages, salary, bonus, vacation pay or other remuneration, or for any claims pursuant to workers’ compensation or similar legislation, relating to any employee while employed by Spoon;

(k)	any liability or obligation of Spoon to HOTR or any other owner(s) or affiliate(s) of Spoon;

(l)	any liability or obligation to indemnify, reimburse or advance amounts to any officer, director, employee or agent of Spoon;

(m)	any liability or obligation arising out of or resulting from Spoon’s non-compliance with any Law, ordinance, regulation or treaty;

(n)	any liability or obligation of Spoon under this Agreement or any other document executed in connection herewith; and

(o)	any liability or obligation of Spoon based upon Spoon’s acts or omissions occurring after the Closing.

The Parties acknowledge and agree that disclosure of any obligation or liability on any Schedule to this Agreement shall not create an assumed obligation or other liability of CRS.

1.5 INDEMNIFICATION OF LIABILITIES: HOTR and Spoon shall indemnify, defend, and hold harmless CRS, its officers, employees, and agents from and against any and all liabilities, claims, losses, expenses, lawsuits, judgments, and/or attorneys’ fees, arising either direct or indirectly from the Unassumed Liabilities.

II. TRANSFER OF PARENT UNITS

TRANSFER OF PARENT UNITS: CRS shall cause the transfer, conveyance, and assign to HOTR, and HOTR shall purchase and accept the Parent Units:

2.1  PARENT UNITS: At Closing, CRS shall take all reasonable necessary action to cause the prompt transfer of the Parent Units to HOTR. HOTR acknowledges and agrees that HOTR may receive the Parent Units after Closing due to adherence with applicable security laws.

2.2 RELEASE OF UCC: At Closing, CRS shall terminate the UCC Financing Statement filed on Dallas Spoon, LLC on June 25, 2013.

III. MUTUAL RELEASE

3.1 MUTUAL RELEASE: HOTR, on behalf of itself and its assigns, insurers, attorneys, subsidiaries, affiliates, parent and sister companies, directors, officers, employees, partners, agents, representatives, predecessors, successors, insurers and other persons or entities, acting or purporting to act on that Party’s behalf (collectively, the “HOTR Parties”), does hereby irrevocably and unconditionally release, acquit, and forever discharge CRS, and its assigns, insurers, attorneys, subsidiaries, affiliates, parent and sister companies, directors, officers, employees, partners, agents, representatives, predecessors, successors, insurers (collectively, the “CRS Parties”), and the CRS Parties do hereby irrevocably and unconditionally releases, acquits, and forever discharges the HOTR Parties, from any and all actions, causes of action, suits, claims, obligations, liabilities, debts, demands, contentions, damages, judgments, levies, and executions of any kind, whether in law or in equity, known or unknown, including, but not limited to, claims arising out of, related to, or resulting from that employment, business dealings, business operations, arrangements, agreements, and partnerships with the other each other, or any of their affiliates, or the terminations thereof, existing as of the Closing Date. This paragraph shall not apply to any damages or claims arising out of a breach of this Agreement, including, but not limited to, a breach of Section 1.5 “Indemnification of Liabilities.”

IV. NON-DISPARAGEMENT

4.1 NON-DISPARAGEMENT: From the Closing Date until the third anniversary of the Closing Date, each Party will not make any statements that are derogatory or disparaging towards any other Party or any other Party’s management, products, or services. This paragraph shall not prohibit any Party from testifying truthfully in response to a subpoena or other court order.

V. REPRESENTATIONS & WARRANTIES OF THE PARTIES

5.1 AUTHORITY: Each Party has the full power and authority to enter into this Agreement and to conclude the transaction described herein, and no other contract or agreement to which it is a party prevents it from concluding the transaction described herein.

5.2 RESOLUTION: Each Party shall create and execute any and all necessary resolutions or consents authorizing the transaction described herein.

5.3 OUTSTANDING LIABILITIES: Spoon and HOTR represent, warrant and agree that all outstanding liabilities of Spoon, excepting as specifically set forth herein, shall be paid in full on or before Closing or as they become due in the ordinary course of business. CRS shall receive possession and control of the Assets and all other rights acquired herein, free and clear of any encumbrances, liens, or claims of any nature whatsoever. Spoon and HOTR further warrants that it has paid and will pay all taxes, prorated to the date of Closing, as they come due including, but not limited to all social security, withholding, head, sales, unemployment, and income taxes to date of Closing to all applicable taxing authorities.

Spoon and HOTR further warrant that as to any obligations of Spoon which, if not timely paid, could create inchoate liens against the Assets, including sales taxes, state employee withholding taxes, worker’s compensation premium, and unemployment compensation, payments, Spoon is current as to such obligations as of the date of Closing, and, to the extent Spoon owes any such amounts as of the date of Closing, Spoon and/or HOTR will timely pay such amounts to the appropriate taxing authorities or other applicable entities and provide written evidence of such payments to Purchaser.

5.4 CONDITION OF ASSETS: All Assets included in this sale are being purchased on an "as is" basis without warranty of merchantability or fitness for any particular purpose. However, at Closing, all such Assets shall be in good working condition, and Spoon and/or HOTR shall repair, or replace, at Spoon and/or HOTR’s sole discretion, any Assets not in working condition.

5.5 CONTRACTUAL OBLIGATIONS: Other than expressly disclosed herein, Spoon is not a party to any employment agreement, labor union agreement, agreement for the future purchase of materials, supplies or equipment, sales agreement, pension, profit-sharing, or retirement plan or agreement, distributorship or sale agency agreement, or lease agreement that relates to any period beyond Closing, whether written or oral, which shall become an obligation of CRS.

5.6 EMPLOYEES: CRS shall have no liability or obligation to hire the employees of Spoon or to make any payment whatsoever to any such employees.

5.7 LITIGATION: To the best of Spoon’s and HOTR’s knowledge, there are no unsatisfied judgments nor any litigation or proceeding or governmental investigation, existing, threatened or pending, against or relating to Spoon, its properties, business or Assets; nor does the Spoon know or have reasonable grounds to know of any basis of any such action or governmental investigation relative to Seller, its properties, business, or Assets.

5.8 EFFECTIVENESS AT CLOSING: All representations and warranties contained herein shall be correct, accurate, and effective at Closing.

VI. CONTINGENCIES

6.1 SPOON CLOSING: The Restaurant shall be closed and no longer operating as of the Closing Date.

VII. OPERATIONS PRIOR TO CLOSING

7.1 OPERATION OF THE COMPANY: Spoon hereby agrees, from the date of execution of this Agreement to Closing, to carry on its business activities and operations diligently and in substantially the same manner as has been customary in the past.

7.2 COMPANY PREMISES AND ASSETS: Until possession is given to Purchaser, Spoon agrees to operate and maintain the Premises and the Assets in good working order and condition.

7.3 LOSS/DAMAGE: In the event there is any loss or damage to the Premises or the Assets at any time prior to Closing, the risk of loss shall be upon Spoon. From Closing and thereafter, all risk of loss or damage shall be upon CRS.

VIII. OBLIGATIONS AT CLOSING

8.1 EXECUTION AND DELIVERY OF DOCUMENTS: At Closing, all Parties shall execute and deliver all such instruments and take all such other action as either party may reasonably request from time to time, in order to effect the transaction provided for herein, including, but not limited to, an assignment of the Property Leases. The Parties shall cooperate with each other in connection with any steps to be taken as part of their respective obligations under this Agreement. This obligation shall extend to any matters arising after Closing which bear upon their respective obligations under this Agreement.

8.2 COSTS AND EXPENSES: Each Party hereto shall bear its own costs and expenses incurred in connection with the negotiation, preparation, and performance under this Agreement, and all matters incident thereto, excepting as otherwise set forth herein.

8.3 KEYS AND LOCKS: Spoon and/or HOTR shall deliver all keys of the Restaurant and Premises to CRS. CRS shall have the right to change all locks of the Restaurant and Premises, subject to Landlord’s approval, at and after Closing.

IX. OBLIGATIONS AFTER CLOSING

9.1  PARENT UNITS: If, due to security laws, the transfer of the Parent Units is delayed to after Closing, CRS shall continue to take all necessary action to complete the transfer of the Parent Units as soon as reasonably possible.

X. POST CLOSING AND INDEMNIFICATION

10.1 POST-CLOSING SURVIVAL: All the representations, warranties and covenants made as of Closing, as provided herein, shall survive Closing.

10.2 INDEMNIFICATION BY HOTR: HOTR agrees to indemnify CRS, its successors and assigns, and their officers, managers, members, employees, agents and affiliates against any loss, cost, expense, damage or liability (including, without limitation, interest at the rate of twelve percent (12%) per annum on monies expended from the date expended and attorney fees and other expenses incurred in defending against litigation, either threatened or pending) incurred or sustained by any one or more of them with respect to or arising out of (a) any breach of or misrepresentation of any warranty or representation made by Spoon and/or HOTR in or pursuant to this Agreement or failure by Spoon and/or HOTR to perform or comply with any covenant or agreement made by it in or pursuant to this Agreement, or (b) any liability of or claim against CRS relating to any state of facts, event, or omission existing or occurring prior to Closing or caused by Spoon and/or HOTR after the Closing.

10.3 INDEMNIFICATION BY CRS: CRS agrees to indemnify HOTR, its successors and assigns, its officers, managers, members, employees, agents and its affiliates against any loss, cost, expense, damage or liability (including, without limitation, interest at the rate of twelve percent (12%) per annum on monies expended from the date expended and attorney fees and other expenses incurred in defending against litigation, either threatened or pending) incurred or sustained by any one or more of them with respect to or arising out of (a) any breach of or misrepresentation of any warranty or representation made by CRS in or pursuant to this Agreement or failure by CRS to perform or comply with any covenant or agreement made by it in or pursuant to this Agreement, or (b) any liability of or claim against HOTR relating to any state of facts, event or omission existing or occurring after Closing not caused by CRS only.

XI. DEFAULT AND REMEDIES

Time is of the essence hereof. If any obligation herein is not performed as herein provided, there shall be the following remedies:

11.1 FEES AND COSTS: Anything to the contrary herein notwithstanding, in the event of any litigation arising out of this Agreement, the court or tribunal shall award to the prevailing party all reasonable costs and expenses, including attorneys' fees.

11.2 DISPUTE RESOLUTION: Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be submitted to binding arbitration in Dallas, Texas, before the Judicial Arbitration Group, or, if that organization no longer exits, the American Arbitration Association, except that disputes concerning $15,000 or less shall be resolved in the small claims or county court specified in §12.8 hereof and the parties may seek injunctive relief in the appropriate court specified in §12.8 hereof. The rights under this paragraph shall inure to the benefit of all the Parties, respectively. Each Party hereby expressly and irrevocably consents to the jurisdiction of said Court or arbitration organization.

XII. GENERAL PROVISIONS

12.1 ENTIRE AGREEMENT: This Agreement contains the entire understanding of the Parties with regard to the subject matter hereof and no warranties, representations, promises or agreements have been made between the Parties other than as expressly herein set forth, and none of the Parties shall be nor are they bound by any warranties, representations, promises or agreements not set forth herein. This Agreement supersedes any previous agreement or understanding and cannot be modified except in writing by all of the parties hereto.

12.2 BINDING EFFECT: Upon execution, this Agreement shall be absolutely binding and fully enforceable and shall inure to the benefit of the parties hereto, their successors, personal representatives and heirs.

12.3 NOTICES: All notices as may be required by this Agreement shall be sent to the respective parties at the addresses set forth below. The place of notice may be modified by appropriate registered or certified mailing to the parties.

To CRS:	CapRock Services
545 E. John Carpenter Freeway
Suite 670
Irving, TX 75062

To Spoon:	Dallas Spoon
Attn: Michael Pruitt
7621 Little Avenue
Suite 414
Charlotte, NC 28226

Facsimile No.: 704.366.2463

To HOTR:	Chanticleer Holdings, Inc.
Attn: Michael Pruitt
7621 Little Avenue, Suite 414
Charlotte, NC 28226
Facsimile No.: 704.366.2463

12.4 TIME OF POSSESSION: CRS shall be deemed to be in possession of the Assets on the day and time of Closing. All things of value, including the keys to the Premises shall be delivered at Closing.

12.5 SEVERABILITY: In the event that any of the provisions, or portions thereof, of this Agreement are held to be unenforceable or invalid by any court or tribunal of competent jurisdiction, the validity and enforceability of the remaining provisions, or portions thereof, shall not be affected thereby and effect shall be given to the intent manifested by the provisions, or portions thereof, held to be enforceable and valid.

12.6 CONSTRUCTION: Throughout this Agreement the singular shall include the plural, and the plural shall include the singular, and masculine shall include the feminine wherever the context so requires.

12.7 RIGHT TO COUNSEL: Each Party hereby acknowledges that they have every right to consult a licensed attorney, accountant and/or other professionals and have done so to the extent of their desires.

12.8 GOVERNING LAW: This Agreement shall be governed by and construed under the laws of the State of Texas and, subject to the provisions of § 11.2, hereof, any suit to pursue equitable remedies shall be brought in the District Court, Dallas County, State of Texas, and for this purpose, each party hereby expressly and irrevocably consents to the jurisdiction of said Court.

12.9 FORM OF BROKERAGE: Each Party hereto represents that no Broker was used in the consummation or formation of this Agreement, no Broker fee is due, and no Broker can make a claim for a fee.

XIII. DATES AND TIMES

13.1 CLOSING DATE: The Closing date shall be on or about January 1, 2015.

ABOVE CONDITIONS ARE HEREBY APPROVED AND ACCEPTED:

HOTR:	CRS:

Chanticleer Holdings, Inc.	Express Working Capital, LLC d/b/a CapRock Services

/s/ Michael D. Pruitt	/s/ Brad Woy
Authorized Representative	Authorized Representative

CEO	President
Title	Title

Spoon:

Dallas Spoon, LLC

/s/ Michael D. Pruitt
Authorized Representative

Managing Member
Title

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